SCHEDULE 14A INFORMATION
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H. J. Heinz Company

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     The following press release and letter to shareholders was issued by H. J. Heinz Company.
*      *      *

HEINZ FILES DEFINITIVE PROXY STATEMENT THAT URGES SHAREHOLDERS
TO MAKE THE RIGHT CHOICE BY RE-ELECTING ITS STRONG AND
INDEPENDENT BOARD OF DIRECTORS
PITTSBURGH, July 10, 2006 – H. J. Heinz Company (NYSE: HNZ) today filed its definitive proxy statement with the Securities and Exchange Commission. In its proxy statement, Heinz urges its shareholders to re-elect the Company’s strong and independent Board of Directors and reject the hand-picked nominees of Nelson Peltz and Trian Group, his Cayman Islands-based hedge fund.
In the separate letter to shareholders co-signed by Heinz Chairman, President and CEO William R. Johnson and Presiding Director Thomas J. Usher, Heinz states, “We believe that electing Mr. Peltz or any of his hand-picked nominees is not simply a matter of adding a ‘new voice’ to the Heinz board – it is incurring the risk of electing a self-interested voting bloc that would destroy shareholder value, not enhance it.”
In a letter, Heinz urges its shareholders to make the right choice: “Rest assured that the eleven independent directors on the Heinz Board will remain fully focused on holding management directly accountable for increasing shareholder value and improving performance.” As part of its strong and independent oversight, Heinz details in its proxy statement the role of the Board of Director’s Presiding Director, currently Thomas Usher. Mr. Usher, among other duties, presides over all executive sessions of the independent directors and serves as the contact director for shareholders in addition to leading the Board and committee evaluation process.
Heinz also stated today in the shareholder letter that the Company is on track this fiscal year to deliver Superior Value and Growth, and is “meeting or exceeding our key growth and business metrics as we approach the end of the first quarter.”
The letter continues: “What Mr. Peltz is not telling you is that, between December 20, 2002, when we launched our strategy to focus on three core businesses by divesting our non-core U.S. businesses, to February 3, 2006, the day before Trian became a Heinz shareholder, Heinz delivered Total Shareholder Return of 18.9 percent — beating the S&P Packaged Foods peer group average of 16.0 percent over the same period.”
Heinz also emphasizes that it believes the Trian plan is poorly conceived, unrealistic and superficial.
On the important topic of corporate governance, the letter points out that Heinz’s Board has unanimously determined the Trian nominees do not meet corporate governance standards. Each of the Trian nominees is an employee, relative or close personal friend of Mr. Peltz and in the Company’s view could be expected to vote as a bloc rather than participate in deliberative discussions as independent directors:
•	Peter May has been Mr. Peltz’s business partner for 30 years.
•	Edward Garden is Mr. Peltz’s son-in-law.
•	Greg Norman has described Mr. Peltz as “one of his closest friends.”

•	Michael Weinstein is a former employee and business associate of Mr. Peltz.
The letter also notes that based on their twenty-year record, Heinz believes that Mr. Peltz, Mr. May and Trian cannot be expected to fairly represent the interests of all Heinz shareholders. Heinz has previously referenced Peltz and May’s record of putting their own interests ahead of public shareholders. For example, Messrs. Peltz and May were publicly censured by the London Stock Exchange in 1991 for dealing in the securities of Mountleigh Group Plc, “during the close period preceding the release of its preliminary results and, whilst they were in possession of unpublished, price-sensitive information.” Additionally, Messrs. Peltz and May made personal payments in settlement of claims for breach of fiduciary duty and securities fraud.
By comparison, all Heinz directors, excluding the Chairman, as a company employee, meet the New York Stock Exchange’s standards for Board independence.
The letter states: “In order to keep our perspective fresh, the Heinz Board has added two new directors in Fiscal 2006, with one-third of the Board newly elected in the last three years. Moreover, the majority of Heinz directors have successful records leading multi-national companies and/or serving as directors of other successful public corporations.”
In summary, the letter to Heinz shareholders focuses on these five topics:
1)	Heinz has dramatically transformed the Company and delivered strong results in the last four years.
2)	Heinz is on track this fiscal year to deliver Superior Value and Growth, and is “meeting or exceeding our key growth and business metrics as we approach the end of the first quarter.”
3)	The Heinz Board of Directors is strong and independent, focused on performance and committed to representing the interest of all Heinz shareholders.
4)	Heinz believes Trian’s plan is flawed, “lacks a timeline for implementation, ignores cost inflation, ignores required restructuring charges, lacks specific initiatives, and is unrealistic.”
5)	Heinz’s Board has determined that the Trian nominees do not meet corporate governance standards.
The letter also notes that the documents Heinz has made public on its web site (www.heinzsuperiorvalue.com) show numerous instances where Heinz believes Trian misrepresents facts — a tactic that would not lend itself well to Heinz Board deliberations. Contrary to Trian’s claim, Heinz management has in no way “accepted” Trian’s unrealistic plan for Heinz.
The Company’s Annual Meeting of Shareholders is scheduled for Wednesday, August 16, 2006, 9 a.m. EST, at The Hilton Pittsburgh. Heinz strongly urges shareholders to re-elect the Company’s current Directors and return their signed WHITE proxy card. The Company recommends that shareholders not return any of Mr. Peltz’s GOLD proxy cards.

For more facts and information on Heinz and its positions in the proxy contest with Mr. Peltz and his Cayman Islands-based fund, please visit www.heinzsuperiorvalue.com or the Corporate Web site, www.heinz.com.
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:
•	sales, earnings, and volume growth,
•	general economic, political, and industry conditions,
•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,
•	the ability to identify and anticipate and respond through innovation to consumer trends,
•	the need for product recalls,
•	the ability to maintain favorable supplier relationships,
•	currency valuations and interest rate fluctuations,
•	change in credit ratings,
•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,
•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,
•	the ability to successfully complete cost reduction programs,
•	the results of shareholder proposals,
•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,
•	the ability to effectively integrate acquired businesses, new product and packaging innovations,
•	product mix,
•	the effectiveness of advertising, marketing, and promotional programs,
•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,
•	supply chain efficiency,
•	cash flow initiatives,
•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,
•	the success of tax planning strategies,
•	the possibility of increased pension expense and contributions and other people-related costs,
•	the possibility of an impairment in Heinz’s investments, and
•	other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s definitive proxy statement.
ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day™,” is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.
Media:
Ted Smyth: 412-456-5780
Michael Mullen: 412-456-5751 or Michael.mullen@us.hjheinz.com
Investors:
Jack Runkel: 412-456-6034

H.J. Heinz Company
World Headquarters
600 Grant Street
Pittsburgh, Pennsylvania 15219
July 10, 2006
WHY PELTZ AND HIS PLAN ARE WRONG FOR HEINZ
Dear Fellow Shareholder:
As most of you know, Heinz received a notice from Nelson Peltz and his Cayman Islands hedge fund (Trian) on March 2, 2006, seeking five of the twelve seats on the Heinz Board of Directors. Heinz’s policy is to listen to all shareholders and, therefore, in a genuine effort to start a dialogue, Heinz management met with Mr. Peltz on March 13 and then again on March 29. We were disappointed by the subsequent turn of events. Before the Heinz Board responded to Mr. Peltz’s request, he published a position paper which in our view seriously misrepresented the Company’s record and proposed what we believe is a flawed plan.
No board of directors welcomes a proxy fight, but your Board has thoughtfully and carefully analyzed this situation and concluded unanimously that there is high risk that Mr. Peltz and his hand-picked nominees, if elected, would jeopardize Heinz’s ability to create shareholder value over the next two years.
While it may have taken longer than all of us would have wanted to get this Company into fighting shape, we believe that Trian’s criticism of Heinz’s record is misleading and unfair because it fails to acknowledge the substantial progress Heinz has made over the past four years to sharpen its focus and improve its performance. By selectively addressing only our share price on his timeline (and not total shareholder return, including dividends), we think Mr. Peltz overlooks the fact that in recent years, Heinz has actually delivered greater overall value to its shareholders than the average of its peer companies. What Mr. Peltz is not telling you is that, between December 20, 2002, when we launched our strategy to focus on three core businesses by divesting our non-core U.S. businesses, to February 3, 2006, the day before Trian became a Heinz shareholder, Heinz delivered Total Shareholder Return of 18.9 percent — beating the S&P Packaged Foods peer group average of 16.0 percent over the same period.
Frankly, we hope that this proxy contest can now focus on the facts: Heinz has improved performance over the past four years and has a plan to deliver strong earnings into the future, for which your Board will hold management directly accountable.
HEINZ HAS DRAMATICALLY TRANSFORMED THE COMPANY AND DELIVERED STRONG RESULTS IN THE LAST FOUR YEARS

•	Heinz has had one strategy since 2002 — sharply focusing its portfolio on three value-added core categories: Ketchup and Sauces; Meals and Snacks; and Infant Food.

•	Heinz is committed to shareholder value and has returned more than $4.2 billion to shareholders through special and annual dividends and share repurchases over the past four years.

•	We have generated record cash flow of $4.4 billion over that same period.

•	We have boosted the Company’s U.S. ketchup share to a record 60 percent.

•	We have streamlined and simplified the organization while upgrading our global management team and capabilities.
HEINZ IS ON TRACK TO DELIVER SUPERIOR VALUE AND GROWTH
Building on our success of the past four years, Heinz launched its aggressive but realistic Superior Value and Growth Plan on June 1, 2006 (elements of which were announced in September 2005). Implementation of this two-year plan is already well underway, and we are meeting or exceeding our key growth and business metrics as we approach the end of the first quarter.

•	On the growth front, we will introduce 100 new products this year, supported by a significant increase in marketing spending and exciting new advertising for Heinz Ketchup.

•	We have specific plans to achieve cost reductions of $355 million over the next two years.

•	We are projecting an increase in earnings per share of 10 percent to $2.35 for this fiscal year with a further 8 percent increase to $2.54 next fiscal year.

•	We have increased the dividend by 16.7% for FY2007 and are committed to maintaining a payout ratio of approximately 60% going forward.

•	In addition, we are planning to repurchase $1 billion of Heinz shares over the next two years.
THE HEINZ BOARD OF DIRECTORS IS STRONG AND INDEPENDENT, FOCUSED ON PERFORMANCE AND COMMITTED TO REPRESENTING THE INTERESTS OF ALL HEINZ SHAREHOLDERS
Corporate governance matters at Heinz, and we believe it matters to you as well. Reflecting its performance and independence, the Heinz Board has a corporate governance rating of 97.7 from Institutional Shareholder Services (ISS). This means that your Company has outperformed 97.7 percent of all the companies in the S&P 500.
All Heinz directors, excluding the Chairman, as a company employee, meet the New York Stock Exchange’s standards for Board independence. Additionally, in order to keep our perspective fresh, the Heinz Board has added two new directors in Fiscal 2006, with one-third of the Board newly elected in the last three years. Moreover, the majority of Heinz directors have successful records leading multi-national companies and/or serving as directors of other successful public corporations.
Rest assured that the eleven independent directors on the Heinz Board will remain fully focused on holding management directly accountable for increasing shareholder value and improving performance. In our view, the Company’s current directors are the right directors for your Company’s Board.
WE BELIEVE TRIAN’S PLAN IS FLAWED
While we would rather focus on what Heinz will continue to do for you, we believe we have a responsibility to keep you fully informed about the Trian Group. Quite simply, Heinz believes that the Peltz/ Trian plan for Heinz announced on May 23, 2006, lacks a timeline for implementation, ignores cost inflation, ignores required restructuring costs, lacks specific initiatives, and is unrealistic. In our view, their plan brings no new ideas to the Company and demonstrates a fundamental lack of understanding of Heinz’s business:

•	Trian’s suggestion that Heinz sell two of its best international businesses reveals a general lack of sophistication about managing a global company.

•	Trian’s proposed $575 million of cost cuts are unrealistic and are so drastic that they would harm the Company. Trian’s proposed cuts appear to be based on theoretical and simplistic assumptions. For example, Trian proposes $400 million in selling, general and administrative cuts. Even if Heinz eliminated every single general and administrative employee around the globe, we would still not save $400 million. As it stands today, Heinz’s SG&A costs are well below the food industry average.

•	Trian’s proposed reductions in deals and allowances, or D & A (money invested with retailers to promote our products), are risky, misguided and based on vaguely sourced and inaccurate benchmarking. Trian’s demands could wreck carefully cultivated customer relationships. A thoughtful, measured approach to D & A reduction has been a Heinz priority since 2003. In Heinz’s U.S. Consumer Products unit, D & A spending has decreased 430 basis points to 16.9 percent of sales over the past three years. This is well below the peer average of 18 percent calculated by independent industry consultant Cannondale Associates, which has designated Heinz’s program as “best-in-class.”

•	Trian’s only proposed specific growth initiative (ketchup dip cups) shows a surprising ignorance of the publicly available information that Heinz already sells over 300 million dip cups annually, including nearly 200 million to McDonald’s.

•	Trian itself suggests that its guarantees and assurances count for little because, as it stated on June 22, 2006, “members of the Trian Group reserve the right to change any of their opinions expressed herein at any time.”

•	Standard & Poor’s has said that “a successful election of those (Trian) board members would likely further strain financial policy” at Heinz.
The documents we have made public on our Web site (www.heinzsuperiorvalue.com) show numerous instances where we believe Trian misrepresents facts — a tactic that would not lend itself well to Heinz Board deliberations. Contrary to Trian’s claim, Heinz management has in no way “accepted” Trian’s unrealistic plan for Heinz.
HEINZ’S BOARD HAS DETERMINED THE TRIAN NOMINEES DO NOT MEET CORPORATE GOVERNANCE STANDARDS
Your Board has determined, after careful due diligence, that Mr. Peltz and his nominees do not meet the qualifications and standards for directorship as set forth in Heinz’s Corporate Governance Principles. Each of the Trian nominees is an employee, relative or close personal friend of Mr. Peltz and in our view could be expected to vote as a bloc rather than participate in deliberative discussions as independent directors:

•	Peter May has been Mr. Peltz’s business partner for 30 years.

•	Edward Garden is Mr. Peltz’s son-in-law.

•	Greg Norman has described Mr. Peltz as “one of his closest friends.”

•	Michael Weinstein is a former employee and business associate of Mr. Peltz.
Triarc Companies, Inc., the publicly-traded company where Mr. Peltz serves as chairman and CEO, received a corporate governance rating from ISS of 21.5, exceeding only 21.5 percent of all companies in the S&P SmallCap 600 and ranking it in the bottom quarter.

ASK YOURSELF WHY A 5.5% SHAREHOLDER SEEKS OVER 40% OF HEINZ’S BOARD SEATS
In Heinz’s view, Trian’s nominees would represent a single voting bloc that Heinz expects would act in Trian’s interest. On our Web site, we detail several instances over the course of their business careers in which Messrs. Peltz and May have been sued by shareholders of companies they controlled. Yet the Peltz/ Trian nominees are attacking the Company’s record, often misstating or omitting key facts about Heinz. The reason is simple — we believe they are trying to divert attention away from their poorly-conceived, unrealistic, and superficial plan. We believe that electing Mr. Peltz or any of his hand-picked nominees is not simply a matter of adding a “new voice” to the Heinz Board — it is incurring the risk of electing a self-interested voting bloc that would destroy shareholder value, not enhance it.
MAKE THE RIGHT CHOICE
Based on their twenty-year record, Heinz believes that Mr. Peltz, Mr. May and Trian cannot be expected to fairly represent the interests of all Heinz shareholders.
Since Henry John Heinz started his business in Pittsburgh in 1869, Heinz has been a company with an enduring commitment to its shareholders and the community. Your Company’s current Board of Directors is committed to staying true to those principles while delivering Superior Value and Growth.
In closing this letter, we would like to take this opportunity to express our thanks to our employees for their hard work and diligence and to you, our shareholders, for your loyalty and support as Heinz continues to execute its Superior Value and Growth Plan.
We strongly recommend that you vote FOR the H.J. Heinz nominees by signing, dating and returning the WHITE proxy card. We urge you not to sign any GOLD proxy cards that may be sent to you by Mr. Peltz — even as a protest vote against him. If you return a GOLD Peltz proxy card, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. If you need assistance or have any questions, please call MacKenzie Partners, Inc., which is assisting Heinz with the proxy solicitation, at 800-322-2885. And, as always, we welcome your comments.
Sincerely,

William R. Johnson Chairman, President and Chief Executive Officer	Thomas J. Usher Presiding Director

IMPORTANT
PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF MR. PELTZ’S GOLD PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HIM. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT YOUR COMPANY’S DIRECTOR NOMINEES.
Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please call:
Shareholders can vote by mail, telephone or internet by following the instructions on the enclosed WHITE proxy card.
If you have any questions or need assistance in voting your WHITE proxy card, please call:
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

•	sales, earnings, and volume growth,

•	general economic, political, and industry conditions,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier relationships,

•	currency valuations and interest rate fluctuations,

•	change in credit ratings,

•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

•	the ability to successfully complete cost reduction programs,

•	the results of shareholder proposals,

•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

•	the ability to effectively integrate acquired businesses, new product and packaging innovations,

•	product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the possibility of an impairment in Heinz’s investments, and

•	other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s definitive proxy statement.